Exhibit 99.2

Conference Call Transcript

Q3 2003 Pharmacopeia Earnings Conference Call
November 4, 2003 5:00 p.m. ET

CORPORATE PARTICIPANTS

Joseph Mollica, Ph.D.

Pharmacopeia – President, Chairman and Chief Executive Officer

John Hanlon

Pharmacopeia – Executive Vice President and Chief Financial Officer

PRESENTATION

Operator

Good afternoon and welcome, ladies and gentlemen to the Pharmacopeia third quarter conference call.  At this time I’d like to inform you that this conference is being recorded and that all participants are in a listen-only mode.   At the request of the company, we will open the conference up for questions and answers after the presentation.  I will now turn the conference over to Dr. Joseph Mollica.  Please go ahead, sir.

Joseph Mollica, Ph.D. - Pharmacopeia - Chairman, President and Chief Executive Officer

Thank you, and good afternoon, everyone.  Joining me today is John Hanlon, our Chief Financial Officer.  We released third quarter and nine-month 2003 results earlier today and during this call we will be discussing future events.  As always, I caution you that actual results or events in the future may differ from projections contained in our forward-looking statements.  We refer you to today’s earnings press release, as well as our periodic SEC filings for a more in-depth analysis of the company and we disclaim any responsibility to update forward-looking statements.

We are pleased to report improved operating results in the first nine months of this year, compared to the same period last year.  Furthermore, we increased our cash flow from operations in the first nine months of 2003 over the comparable period last year.  During the third quarter, we saw our first compound go into the clinic through our collaboration with Bristol-Myers Squibb.  And we signed our third multi-year collaboration agreement with Schering-Plough, our largest customer.  I will address each of these in turn.

On a consolidated basis, we were able to improve our operating results in the first nine months of 2003 due to our 2002 restructuring and continuing cost containment initiatives we have instituted.  Year-to-date operating expenses were $14.4 million lower than in the first nine months of last year.  Revenue at

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our Accelrys Software unit for the third quarter and first nine months of this year was lower than 2002.  However, despite the difficult revenue environment, we nevertheless improved our cash flow from operations in the first nine months of this year to $3.7 million.  This is a full $3 million increase over 2002.  We also lowered our net loss for the first nine months of 2003 to $11.4 million from $13.1 million in 2002, excluding the restructuring charge we took in 2002.

We attribute the revenue decrease in our Accelrys Division to the continuing challenging market conditions that persists for IT companies.  The IT spending environment is both chronicled in recent periodicals and reflected in the reported results of our competitors.  While we are receiving some optimistic feedback from our sales force, we have seen about $3.5 million of software orders deferred from Q3 into future periods as a result of increased scrutiny by customers who, like ourselves, are focused on controlling spending.  And we are hopeful that the recent upturn in biotech financing will translate into new business for Accelrys in future periods.  However, we are still seeing a number of our biotech customers decline to renew orders.  And we identified about $1.5 million of lost business in the biotech space this past quarter, as customers went out of business or discontinued research functions that would require our products.

Our Drug Discovery revenue was also somewhat lower than 2002 levels in both the third quarter and the first nine months of the year.  However, it is important to note that last year, as a result of generally accepted accounting principles, we revised accounting for library out-licensing contract and recorded $1.2 million of additional revenue in the third quarter.  This adjustment impacts the quarter-on-quarter and first nine months comparison of ‘03 with ‘02.

During the quarter in Drug Discovery, we extended for a minimum of three more years, our Drug Discovery collaboration with Schering-Plough.  This represents the third agreement we have concluded with this long-standing partner and continues our Drug Discovery unit’s single largest collaborative relationship.  Further, we were delighted to announce in September the filing of the first IND emanating from a Pharmacopeia collaboration.  Bristol-Myers will be commencing clinical testing of our p38 kinase inhibitor.  Because we have an additional five compounds at this pre-clinical stage, we are confident that we will be reporting additional milestones over the next year.  We also remain optimistic that our rate of milestone achievement will continue to accelerate in ‘04 and thereafter.

At Accelrys, we also announced our plan to port two of our major products to the Linux platform in collaboration with IBM.  We are responding to our customers’ requests and we believe this could open the doors to additional business at Accelrys.  The ports should be completed by the end of the year.  Let me now turn the call over to John Hanlon, our CFO.  John?

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

Thank you, Joe.  I would like to review our financial results for the quarter and year-to-date, discuss our change in year-end and our new license offering and then address guidance.  For our third quarter ended September 30, 2003, total revenue was $25.1 million.  This compares to the $30.9 million of total revenue reported in the third quarter of 2002.  Software revenue was $17.7 million in the current quarter, down from $22.9 million a year ago.  Drug Discovery revenue was $7.4 million in the quarter, compared to $8 million in 2002.  In the third quarter of 2002, we recorded the $1.2 million contract adjustment at Labs as discussed earlier.

For the nine months ended September 30, 2003, total revenue was $75.9 million compared to $87 million in 2002.  Accelrys revenue was $54 million in the period, compared to the $63.9 million recorded in the same period of 2002.  Drug Discovery revenue was $21.9 million for the first nine months of 2003, compared to $23.1 million in 2002.  Our consolidated gross margin was 57 percent of revenue in the third quarter of 2003, compared to 67 percent of revenue in 2002.  For the nine months ended September 30, 2003, consolidated gross margin was 58 percent compared to 65 percent in the comparable period of 2002.  In both the quarter and nine months, lower margins were principally due to the fixed cost of our

Customer Services group at Accelrys being charged against a lower revenue base.

As Joe has noted, our total operating expenses, which include research and development, sales, general and administration, were down in both the third quarter and first nine months of 2003, when compared to the same periods in 2002.  Total operating expenses were 70 percent of revenue in the 2003 third quarter, compared to 77 percent of revenue in 2002, excluding restructuring charges.  For the first nine months of 2003, total operating expenses were 76 percent of revenue compared to 83 percent of revenue in the 2002.  The improvement in spending clearly demonstrates the progress we have made in right-sizing our business.

Interest and other income net was $1.2 million in the third quarter of 2003, compared to $1.3 million in 2002.  For the nine months ended September 30, 2003, interest and other income net was $3.2 million compared to $3.3 million in 2002.  In both periods in 2003, lower interest due to lower rates was benefited by exchange rate gains.  Tax expense was virtually flat quarter-on-quarter, however, in the nine months ended September 30, 2003, we recorded $968 thousand in tax expense, compared to $491 thousand in 2002.  Factors driving these increases include the disallowance of net operating loss deductions in states like California and New Jersey, and the lack of available NOL’s in the UK in 2003.  Remember, for federal tax purposes, the company has over $72 million of US federal net operating losses available for future periods.

The net loss recorded in the third quarter of 2003 was lower than in the comparable quarter of 2002, at $2.1 million or nine cents per share compared to $6.3 million or 27 cents per share last year.  For the nine months ended September 30, 2003, our net loss was also reduced to $11.4 million or 48 cents per share this year, from $17.4 million or 74 cents per share in 2002.  Remember that we recorded a restructuring charge of $4.3 million representing 18 cents per share in the quarter and nine-month periods ended September 30, 2002.

Our balance sheet remains strong.  At September 30, 2003, cash, cash equivalents and marketable securities totaled $139 million and we have no debt.  Thus far, in 2003, we have improved our cash flow from operations by $3 million over 2002.  As we have stated in our earnings release, our Board has approved a change in our fiscal year-end from December 31 to March 31.  We believe this makes sense when you consider that Accelrys records up to 35 percent of total annual revenues in the fourth calendar quarter.  By shifting our year-end we believe we’ll be better able to plan for the following fiscal year during calendar Q1, our slowest quarter.

We also noted in our release that we will be offering our customers a new subscription license for our software products beginning in 2004.  We believe this will provide our customers with additional flexibility in making buying decisions.  The revenue from these licenses would be recognized over their term, rather than recording a significant portion at signing.  Depending on the acceptance of this new license by our customers, our reported revenue at Accelrys will shift to future periods.  The revenue recognition for this new license in no way affects our current revenue recognition for annual and perpetual licenses.  We will discuss orders and deferred revenue in future calls to ensure that our shareholders understand the full impact of any such shift.  It’s important to note that our cash flows will not be affected by this new offering.

With regard to financial guidance for 2003, Accelrys revenue in the fourth quarter has historically accounted for 35 percent or more of full-year software revenue.  And we expect the same trend to continue in 2003.  Drug Discovery Division revenue, as always, is dependent on the receipt of milestones from our collaborators.  In light of our actual revenue recorded through the third quarter, and given the continuing challenges faced by our pharmaceutical biotechnology and industrial customers, we expect the full-year 2003 revenue will be between five percent and nine percent below 2002 levels.  Revenue in this range would not enable us to generate an operating profit for 2003, but depending on the actual revenue recorded, could result in positive operating cash flow for the year.  I will now turn the call back to Joe.

Joseph Mollica, Ph.D. - Pharmacopeia - Chairman, President and Chief Executive Officer

Thank you, John.  I’d like to encourage investors and analysts on the call to ask questions now, rather than later with individual phone calls.  As you know, in light of SEC guidelines, we will be unable to answer questions of a material nature on an individual basis.  For those of you listening to this call via the webcast or for those of you with access to replay, please feel free to contact us to review any topics.  I’ll now allow the call to be opened for questions.

QUESTION AND ANSWER

Operator

Thank you.  The question-and-answer session will begin at this time.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press one followed by four on your push-button telephone.  If you wish to withdraw your question, please press one followed by three.  Your questions will be taken in the order they are received.  Please stand by for your first question.   Once again, ladies and gentlemen, should you have a question, please press one followed by four at this time.  Thank you, your first question comes from John Woolford.  Please state your question.

John Woolford – Legg Mason

Yes, thanks for taking my question.  I was wondering if you could – the subscription license, the new subscription license you’re talking about for ‘04, are you currently offering those to customers in this quarter, for next year?  Is that the way that it works?

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

No, we’re not, John.  We wanted to introduce the idea on the call.  We’ll be talking with our sales force in Q4 and we’ll be introducing it to customers effective 2004.

John Woolford – Legg Mason

OK.  So, but historically you’ve done so much revenue in the fourth quarter, isn’t – is that for the following year?  Is that for the current – I guess I’m a little confused.  So you’ll be offering –

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

Yeah, that new license is not available to customers until 1-1-04.

John Woolford – Legg Mason

OK.

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

So you’ll see Q4 looking very similar to last year.

John Woolford – Legg Mason

OK.

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

Does that help?

John Woolford – Legg Mason

Yeah, that does.  Also can you kind of tell me exactly a little more detail on what kind of metrics you’ll be providing going forward that we can follow?

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

Well, absolutely.  It will be critical for us to talk about total orders booked in the quarter.  So that if in fact revenues are being amortized, in other words, let’s say we do a deal in January, rather than taking 65 percent or so as we would currently, we’d take one-twelfth.  But we want you to know that the total order is there and that in fact deferred revenue will grow and essentially we’ll be banking revenue as we move out.

John Woolford – Legg Mason

Got it.  Thank you very much.

John Hanlon – Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

Thanks, John.

Operator

Thank you.  Our next question comes from Stefan Loren.  Please state your question.

Stefan Loren – Legg Mason

Yeah, hi, just very quickly, on the SGP extension, for three years, I was just wondering if you could give us a handle on whether that’s for the same terms or if it’s for less, for more?

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

It’s quite comparable to the prior deal, Stefan.

Stefan Loren – Legg Mason

OK.  So is there anything else in terms of services that you’re doing?  Has it evolved at this point to more of a lead optimization kind of thing, or is it still earlier stage?

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

It’s both screening and optimization, so it, we really think it really reflects an expansion of our intimate relationship with our friend.

Stefan Loren – Legg Mason

OK.  I just wanted to follow up, I apologize, I had to drop off the call just for a moment there and I’m sure you probably dealt with this, but the change in fiscal year.  I was just wondering if, is that something that you really think is going to help when it comes down to the wire when – I think the behavior from pharmaceutical companies coming in and ordering on December 31st has to do with their fiscal year rather than necessarily your fiscal year.  Do you think that’s really going to help?

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

No, Stefan, absolutely true.  Our customers principally end their fiscal year at December 31.  They frequently postpone spending until they see what’s left in their budgets at the end of the year.  That is not our objective here at all.  Our objective is to make sure that we can put a better plan in place for the following fiscal year.  And in the past, we’ve had to go through the process of closing an enormous amount of work in Q4 at the same time that we’re trying to plan for the following year.  Our objective is not to change our customers’ behavior.  It’s to put in place a better plan for our business.

Stefan Loren – Legg Mason

OK.  Obviously change in phase here is going to create a little bit of confusion for some time.  So just trying to nail that one down.

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

Yep.

Stefan Loren – Legg Mason

OK.  One final question then on the p38 kinase project that Bristol-Myers, I was wondering if they’ve given you any feedback on timing for that and the time for the Phase I’s?

Joseph Mollica, Ph.D. - Pharmacopeia - Chairman, President and Chief Executive Officer

It’s in the clinic right now, Stefan.  I think our next joint research committee meeting is scheduled for the first part of the new year.  I think the next update is in the January time frame, nothing to report right now, nothing good or bad, it’s just what we had.

Stefan Loren – Legg Mason

I was just talking about the timing when you think the Phase I might be over.

Joseph Mollica, Ph.D. - Pharmacopeia - Chairman, President and Chief Executive Officer

Oh, I would guess six to nine months, so probably Q3 of next year for the timing, if it goes well.

Stefan Loren – Legg Mason

Great.  Thanks.

Operator

Once again, ladies and gentlemen, should you have a question, please press one followed by four at this time.  Your next question comes again from John Woolford.  Please state your question.

John Woolford – Legg Mason

Yes, I just – hope you don’t mind me jumping back in again here again.

John Hanlon - Pharmacopeia - Executive Vice President and Chief Financial Officer

Not a problem, John.

John Woolford – Legg Mason

You talked about how weak biotech was in terms of Accelrys.  Can you talk a little bit about large pharma in terms of seat licenses, is that stable?  Is that improving?  Declining?  How does that look at this point?

John Hanlon - Pharmacopeia, Inc. - Executive Vice President and Chief Financial Officer

We have absolutely no cancellations from big pharma.  Generally speaking, and we don’t talk about individual contracts, as I’m sure you can appreciate but, generally speaking we have in fact sold or are getting a little more money out of big pharma and we’re very pleased with that.  No decrease there.

John Woolford – Legg Mason

OK, great.  Thank you very much.

Operator

If there are no further questions, I will turn the conference back to Dr. Mollica to conclude.

Joseph Mollica, Ph.D. - Pharmacopeia - Chairman, President and Chief Executive Officer

Well, again, thank you for participating in our call.  And we look forward to updating you on our progress at the end of this year.  As always we thank you for your continued support of Pharmacopeia.  Again, thank you.

Operator

Thank you.  Ladies and gentlemen, this concludes our conference for today.  Thank you all for participating and have a nice day.  All parties may now disconnect.

END